     As filed with the Securities and Exchange Commission on March 31, 2003

                                                    Registration No. 333-102525
-------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 ---------------

                                   FORM S-3/A2


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                                 RENT-WAY, INC.
             (Exact name of registrant as specified in its charter)

                             ----------------------

              Pennsylvania                                    25-1407782
    (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                      Identification No.)

                                One RentWay Place
                            Erie, Pennsylvania 16505
                                 (814) 455-5378

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------
                             William E. Morgenstern
                Chairman of the Board and Chief Executive Officer
                                One RentWay Place
                            Erie, Pennsylvania 16505
                                 (814) 455-5378

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                 ---------------
                                   Copies to:
JOHN J. ZAK, ESQ.                                KENNETH C. HUNT, ESQ.
MARY CATHERINE MALLEY, ESQ.                      Godfrey & Kahn, S.C.
Hodgson Russ LLP                                 780 North Water Street
One M&T Plaza, Suite 2000                        Milwaukee, Wisconsin 53202-3590
Buffalo, New York 14203                          (414) 273-3500
(716) 856-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [ X ]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|




THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS



                                1,433,000 SHARES

                                 RENT-WAY, INC.

                                  COMMON STOCK

                              ---------------------


         The selling shareholders named on page 12 are selling up to 1,433,000 shares. We will not receive any of the proceeds from the shares sold by the selling shareholders.

         Our common stock is listed on the New York Stock Exchange under the symbol "RWY." On March 28, 2003, the last reported sale price of our common stock was $3.70 per share.


         Our executive offices are located at One Rent Way Place, Erie, Pennsylvania 16505 and our telephone number is (814) 455-5378.


INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              --------------------


                  The date of this prospectus is March 31, 2003

                                TABLE OF CONTENTS
                                                                          PAGE
                                                                          ----


RISK FACTORS................................................................2

FORWARD-LOOKING STATEMENTS..................................................8

SELLING SHAREHOLDERS........................................................9

PLAN OF DISTRIBUTION.......................................................10

LEGAL MATTERS..............................................................12

EXPERTS....................................................................12

WHERE YOU CAN FIND MORE INFORMATION........................................12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................13





YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR MAKE REPRESENTATIONS THAT ARE DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES.

                                 RENT-WAY, INC.

         We are the second largest operator of stores in the rental-purchase industry with 1,062 stores in 42 states as of September 30, 2002. We offer quality brand name computers, home entertainment equipment, furniture, appliances, and jewelry to customers under full-service, rental-purchase agreements that generally allow the customer to obtain ownership of the merchandise at the conclusion of an agreed upon rental period. Management believes that these rental-purchase arrangements appeal to a wide variety of customers by allowing them to obtain merchandise that they might otherwise be unable or unwilling to obtain due to insufficient cash resources or lack of access to credit or because they have a temporary, short-term need for the merchandise or a desire to rent rather than purchase the merchandise. We also provide prepaid local phone service to consumers on a monthly basis through dPi Teleconnect LLC, our 70%-owned subsidiary. We operate in two segments: in the rental-purchase industry and, through dPi Teleconnect, in the prepaid local phone service industry.

         Our principal executive offices are located at One RentWay Place, Erie, Pennsylvania 16505; and its telephone number is (814) 455-5378. Our Internet address is http://www.rentway.com. All of our company filings with the SEC, Form 10-K, Form 10-Q and Form 8-K (and all amendments thereto) are available at no cost through our website.

         Additional information regarding us, including our audited financial statements and descriptions of our business, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 14 and "Incorporation of Documents by Reference" on page 15.

                               RECENT DEVELOPMENTS


         On February 8, 2003, we completed the sale of 295 stores to Rent-A-Center, Inc. for approximately $100.4 million. Under our credit facility, all proceeds of the sale, net of transaction, store closing and similar expenses, are required to be used to pay outstanding bank debt. Of the approximate $100.4 million sale price, an aggregate of $10 million is being held back by Rent-A-Center to secure indemnification obligations we undertook in connection with the sale--$5 million for 90 days and $5 million for 18 months. A copy of the definitive purchase agreement is filed as an exhibit to our most recent annual report on Form 10-K. As a result of the sale, we now operate 766 stores in 33 states.

         On March 18, 2003, we entered into an agreement in principle to settle the shareholder class action currently pending in the U.S. District Court for the Western District of Pennsylvania. The class action names Rent-Way, several of our current and former officers and our auditors as defendants and arises out of the accounting improprieties we discovered in late October 2000. The agreement in principle provides for the release of Rent-Way and all other defendants except our former controller and our auditors in return for the payment of $25.0 million to the class. The $25.0 million payment consists of $21.0 million in cash, of which $11.0 million is expected to be funded by available insurance, and $4.0 million in two year, unsecured subordinated notes bearing interest at 6%. The settlement is conditioned on execution of a formal settlement agreement and Court approval, among other matters. In addition, the settlement is conditioned on a refinancing or restructuring of our outstanding bank debt occurring on or before July 31, 2003.


                                  RISK FACTORS

If you purchase shares of our common stock, you will take on financial risk. You should carefully consider the risks described below before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition and results of operations would likely suffer and the price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

OUR SIGNIFICANT INDEBTEDNESS LIMITS OUR CASH FLOW AVAILABLE FOR OPERATIONS AND FINANCIAL FLEXIBILITY.


         We have incurred substantial debt to finance our growth. We had debt of $277.2 million at September 30, 2002. At that time, our ratio of debt to total capitalization was approximately 67%. We may need to incur additional indebtedness to operate our business successfully. In addition, we pay interest on our bank debt, which constitutes $277.1 million of our debt at September 30, 2002, at an effective annual interest rate of approximately 15%. A portion of our bank debt is subject to variable rates of interest. This exposes us to the risk that interest rates will rise and the amount of interest we pay to our bank lenders will increase. Our annual cost of servicing our bank debt was $62.2 million in fiscal 2002 and is expected to be $113.4 million in fiscal 2003. We may not be able to service our debt or refinance our debt at maturity on terms acceptable to us. Our bank credit facility expires December 31, 2003 and our bank debt becomes due at that date. In the event we are unable to service our bank debt or to refinance the debt at maturity, our bank lenders would have the right to accelerate repayment of the debt and foreclose on our assets pledged to them as security.


         The degree to which we are leveraged could have other important consequences to holders of the common stock, including the following:

         o we must dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our debt; this reduces the funds available for our operations;

         o        our ability to obtain additional financing is limited;

         o our flexibility in planning for, or reacting to, changes in the markets in which we compete is limited;

         o we are at a competitive disadvantage relative to our competitors with less indebtedness; and

         o we are rendered more vulnerable to general adverse economic and industry conditions.


IF WE DO NOT HAVE SUFFICIENT CAPITAL, WE MAY NOT BE ABLE TO OPERATE OUR BUSINESS SUCCESSFULLY.

         Our capital needs are significant. We need capital for the following:

         o        to service our debt;

         o        to purchase new rental merchandise for our stores; and

         o        to open or acquire new stores.


         We may have to issue debt or equity securities that are senior to our common stock. We may have to issue additional shares of common stock that may dilute your ownership interest. We may not be able to raise additional capital on terms acceptable to us. In April 2002, we raised capital by selling our common stock and warrants to acquire our common stock to three investors in a private placement at a price that was below the then prevailing market price of our common stock. If we are unable to raise additional capital, we may not be able to service or repay our outstanding debt or acquire new rental merchandise for our stores. We would also be unable to open or acquire new stores.


OUR OUTSTANDING BANK DEBT IMPOSES RESTRICTIONS THAT LIMIT OUR OPERATING AND FINANCIAL FLEXIBILITY.

         Covenants in the instruments that govern our outstanding bank debt restrict our ability to:

         o        incur liens and debt;

         o        pay dividends;

         o        make redemptions and repurchases of capital stock;

         o        make loans, investments and capital expenditures;

         o        prepay, redeem or repurchase debt;

         o engage in mergers, consolidations, assets dispositions, sale-leaseback transactions and affiliate transactions; and

         o        change our business.


         These covenants also require us to maintain compliance with financial ratios such as a ratio of debt to EBITDA, among others. If we are unable to meet the terms of these covenants or if we breach any of these covenants, a default could result under our bank debt. A default, if not waived by our lenders, could result in acceleration and our bank debt becoming immediately due and payable. If acceleration occurs, we would not be able to repay our debt and we may not be able to borrow sufficient additional funds to refinance the debt. Even if new financing is available to us, it may not be available on terms acceptable to us. In fiscal 2001, we defaulted on covenants contained in our agreement with our bank lenders and obtained waivers and forbearance agreements from our bank lenders as to those defaults. On two occasions in fiscal 2002 and one occasion to date in fiscal 2003, we requested and received from our bank lenders amendments to the covenants contained in our credit agreement. These amendments allowed us to avoid non-compliance with those covenants and a default under our credit agreement.


SINCE A SUBSTANTIAL PORTION OF OUR ASSETS CONSISTS OF INTANGIBLE ASSETS, THE VALUE OF SOME OF THESE INTANGIBLE ASSETS MAY NOT BE REALIZED.

         A substantial portion of our assets consist of intangible assets. These assets include goodwill and covenants not to compete relating to our acquisition of rental-purchase stores. At September 30, 2002, we had $231.5 million of intangible assets of these types. This is a substantial portion of our $510.8 million in total assets at that date. The value of our intangible assets may not be realized on our sale or liquidation. We will also be required to reduce the carrying value of our intangible assets if their value becomes impaired. This type of reduction could reduce our earnings significantly. In the fiscal year ended September 30, 2002, we reduced the carrying value of our intangible assets by $58.9 million.

IF WE ARE UNABLE TO OFFER NEW PRODUCTS OR TO CONTINUE STRATEGIC RELATIONSHIPS WITH OUR SUPPLIERS, WE MAY BE UNABLE TO ATTRACT NEW CUSTOMERS AND TO MAINTAIN OUR EXISTING CUSTOMERS.

         We are offering new types of products to our customers, including through our relationship with Gateway and our investment in dPi Teleconnect. We are also expanding our existing product offerings to include more higher technology products. New product offerings help us attract new customers and satisfy the needs and demands of our existing customers. Our new product offerings may be unsuccessful for several reasons, including:

         o we may have overestimated our customers' demand for these products;

         o we may have priced these products either too high or too low given our limited experience with them;

         o we may have underestimated the costs required to support our new product offerings;

         o we may have underestimated the difficulty in training our store personnel to sell and service these products;

         o we may incur disruptions in our relationship with our suppliers of these new products;

         o we may experience a decrease in demand due to technological obsolescence of some of our new products; and

         o we may face competition from our current rental-purchase competitors and other retailers who offer similar products to their customers.

RISKS RELATED TO OUR OPERATIONS


CLASS ACTION AND SHAREHOLDER DERIVATIVE LAWSUITS HAVE BEEN BROUGHT AGAINST OUR COMPANY AND OUR OFFICERS, AND THERE ARE CURRENTLY PENDING BOTH CIVIL AND CRIMINAL INVESTIGATIONS BY THE U.S. SECURITIES AND EXCHANGE COMMISSION AND THE UNITED STATES ATTORNEY. WE MAY HAVE TO PAY FINES OR DAMAGES THAT COULD BE SUBSTANTIAL AND COULD REDUCE THE CASH AVAILABLE TO US TO SERVICE OUR DEBT AND PAY OUR TRADE OBLIGATIONS.

         We and our officers are involved in ongoing lawsuits and investigations arising from the discovery of accounting improprieties in October 2000, including a class action lawsuit. These accounting improprieties consisted of inappropriate and unsupported entries in our books and records made or directed by our former controller and others. As a result of these improprieties we restated our financial statements for fiscal 1998 and 1999 and for the first three quarters of fiscal 2000. We are unable to predict the outcome of these lawsuits and investigations at this time. We have settled the class action lawsuit subject to several conditions, including the execution of formal settlement agreement, Court approval and a refinancing or restructuring of our bank debt on or before July 31, 2003. The settlement, if the conditions to its effectiveness are met, will require us to pay $25.0 million to the class, $21.0 million in cash, of which $11.0 million is expected to be funded from available insurance and $4.0 million in 6% subordinated, unsecured notes. Settlement or other final disposition of these matters will require us to make a substantial cash payment. This settlement would reduce the cash available for our operations and to service our debt.

WE NEED TO CONTINUE TO IMPROVE OUR OPERATIONS IN ORDER TO IMPROVE OUR FINANCIAL CONDITION, BUT OUR OPERATIONS WILL NOT IMPROVE IF WE CANNOT CONTINUE TO EFFECTIVELY IMPLEMENT OUR BUSINESS STRATEGY OR IF GENERAL ECONOMIC CONDITIONS ARE UNFAVORABLE.

         Our financial performance in fiscal 2002 was negatively impacted by a number of factors, including unfavorable general economic conditions. To improve operations, management developed, and in fiscal 2002, began implementing and continues to implement, a business strategy to improve our stores and enhance our relationships with our customers by improving product mix, providing more consistent advertising, and by other means. If we are not successful in implementing our business strategy, or if our business strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions may reduce consumer demand for our products and reduce our sales. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our revenues and our operating income and our ability to make principal and interest payments on our debt.

WE ARE DEPENDENT ON OUR MANAGEMENT TEAM, AND THE LOSS OF THEIR SERVICES MAY RESULT IN POOR BUSINESS PERFORMANCE INCLUDING LOWER REVENUES AND OPERATING INCOME.

         The success of our business is materially dependent upon the continued services of our management team. The loss of key personnel could result in poor performance including lower revenues, lower operating income and loss of employee and vendor confidence. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.


RISKS RELATED TO OUR INDUSTRY

IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND GOVERNMENTAL REGULATIONS RELATING TO THE RENTAL PURCHASE INDUSTRY OR OTHER OPERATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES IN OUR OPERATIONS.

         Forty-seven states have enacted laws regulating or otherwise impacting the rental-purchase transaction. All states in which our stores are located have enacted laws regulating or impacting the rental-purchase transaction. These laws generally require specific written disclosures concerning the nature of the transaction. They also may require a grace period for late payments and contract reinstatement rights in the event the rental-purchase agreement is terminated for non-payment. The rental-purchase laws of some states which limit the total dollar amount of payments that may be charged over the life of the rental-purchase agreement. The states having these laws include California, Michigan, New York, Ohio, Pennsylvania and West Virginia. Enactment of new or revised rental purchase laws could require us to change the way in which we do business.

         No federal legislation has been enacted regulating or otherwise impacting the rental-purchase transaction. Occasionally, legislation has been introduced in Congress that would regulate the rental-purchase transaction. These proposals include subjecting the rental-purchase industry to interest rate, finance charge and fee limitations, and to the Federal Truth in Lending Act. Any federal legislation of this sort, if enacted, could require us to change the way in which we do business.

         Additionally, we offer prepaid local phone service through dPi Teleconnect. This business was made possible by the Telecommunications Act of 1996. In order to conduct this business, dPi Teleconnect must obtain governmental authorization in each state in which it provides local telephone service. Any state or federal regulation that limits the Telecommunications Act of 1996 or any of the state laws regulating this business may require us to change the way we do business or to discontinue providing this service in some or all states.

WE FACE INTENSE COMPETITION IN THE RENTAL-PURCHASE INDUSTRY, WHICH COULD REDUCE OUR MARKET SHARE IN EXISTING MARKETS AND AFFECT OUR ENTRY INTO NEW MARKETS.

         The rental-purchase industry is highly competitive. We compete with other rental-purchase businesses. We also compete with rental stores that do not offer their customers a purchase option. We also compete with businesses that offer an installment sales program. Competition is based primarily on prices and terms, product selection and availability and customer service. Our inability to compete effectively with other businesses and other rental stores could cause customers to choose these other businesses or rental stores for their rental-purchase needs. Our largest industry competitor is Rent-A-Center. Rent-A-Center is national in scope. It has significantly greater financial resources and name recognition than we have. As a result, Rent-A-Center may be able to adapt more quickly to changes in customer requirements. It may also be able to devote greater resources to the promotion and sale of its products.

         Furthermore, new competitors may emerge. The cost of entering the rental-purchase business is relatively low. Current and potential competitors may establish financial or strategic relationships among themselves or with third parties. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share.

RISKS RELATED TO THIS OFFERING

WE MAY BE REQUIRED TO ISSUE WARRANTS TO OUR BANK LENDERS THAT COULD RESULT IN SUBSTANTIAL DILUTION TO OUR EXISTING SHAREHOLDERS AND A DROP IN THE TRADING PRICE OF OUR COMMON STOCK.


         Under our bank credit facility, our lenders are entitled to receive warrants, exercisable at $.01 per share, to acquire shares of common stock equal to 15% of our outstanding common stock if our leverage ratio for the four fiscal quarters ending June 30, 2003 is equal to or greater than 2.25 to 1.00. Our leverage ratio as of December 31, 2002, was 3.99 to 1. Leverage ratio at any date means our debt, including capital lease and letter of credit obligations, but not including payment-in-kind interest, plus three times occupancy expense for the four quarters then ended over the sum of our cash flow from operations and occupancy expense for the four quarters then ended. The issuance and subsequent exercise of these warrants would result in significant dilution to existing shareholders. The bank lenders are entitled to have the shares underlying the warrants registered for resale into the public markets at our expense. Resales of these shares into the public markets could result in a drop in our stock price.


OUR ARTICLES AND BY-LAWS CONTAIN PROVISIONS THAT MAY DISCOURAGE, DELAY, OR PREVENT A MERGER OR ACQUISITION INVOLVING US THAT OUR SHAREHOLDERS MAY CONSIDER FAVORABLE.

         In some cases, our shareholders may be in favor of a change in control of our company through a merger or an acquisition. Some of the provisions in our articles of incorporation and bylaws may delay or prevent a change in control of our company by:

         o authorizing the issuance of preferred stock, the terms of which may be determined at the sole discretion of the board of directors;

         o        providing for a classified board of directors;


         o establishing advance notice requirements for nominations for election to the board of directors o or for proposing matters that can be acted on by shareholders at meetings; and

         o providing for restrictions on the calling of special shareholder meetings and on the removal of directors.


                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Rent-Way's future prospects. These statements may be identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and relate to future events and occurrences. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements. Rent-Way undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, the occurrence of future events, or otherwise.

                                 USE OF PROCEEDS


         The shares of common stock are being offered solely for the accounts of the selling shareholders. We will not receive any proceeds from the sale of shares by the selling shareholders. A portion of the shares of common stock being offered are issuable upon exercise by the selling shareholders of warrants to purchase those shares. We will receive proceeds upon the exercise of these warrants in the amount of the aggregate exercise price.

                              SELLING SHAREHOLDERS

         The following table sets forth as of January 15, 2003, and as adjusted to reflect the selling shareholders' sale of the sale of common stock offered hereby and certain information regarding beneficial ownership of our common stock by the selling shareholders.

         The table includes the number of shares and the percentage ownership represented by those shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission.

         Because the selling shareholders may sell all, a portion, or none of their shares being offered in this offering, no estimate can be made of the aggregate number of shares that each selling shareholder may actually sell or that each selling shareholder will own upon completion of this offering.

         The shares offered by this prospectus may be offered from time to time by the selling shareholders named below or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided by the selling shareholders and are accurate to the best of our knowledge. It is possible, however, that the selling shareholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

                                                                             NUMBER
                                                 BENEFICIAL OWNERSHIP      OF SHARES         BENEFICIAL OWNERSHIP
                                                 PRIOR TO THE OFFERING    BEING OFFERED       AFTER THE OFFERING
                                                -----------------------   -------------      ---------------------
            NAME OF BENEFICIAL OWNER(1)            NUMBER      PERCENT                        NUMBER       PERCENT
            ---------------------------         -----------    -------                       -------       -------
      Calm Waters Partnership                   1,766,067.5      4.7         1,357,767.5     408,300          *
      Walter H. Morris                             59,708.8       *             59,708.8       -0-           -0-
      Charles A. Paquelet                          15,523.7       *             15,523.7       -0-           -0-

---------------------------

(1) All holders have an address at 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051

*       Less than 1%


         In April 2002, we entered into a Common Stock and Warrant Purchase Agreement with the selling shareholders. Pursuant to the terms of this agreement, the selling shareholders acquired an aggregate of 1,000,000 shares of common stock and warrants to acquire 100,000 shares of common stock at an exercise price of $9.35 per share. The agreement also provides for the issuance to the selling shareholders of an additional 333,000 warrants to acquire shares of common stock in the event we do not achieve a financial performance target for the twelve month period ending March 31, 2003. We do not expect to meet this target and therefore expect to issue the additional warrants on or about April 1, 2003. We expect the exercise price range of these warrants to be between $1.50 and $2.50 per share. Other than the shares of common stock and warrants offered under this prospectus, there were no other shares or warrants sold nor are any other shares or warrants available for sale under the Common Stock and Warrant Purchase Agreement at this time or in the future.

                              PLAN OF DISTRIBUTION

         The selling shareholders and their pledgees, donees, transferees or other successors in interest may offer and sell, from time to time, some or all of the shares of common stock covered by this prospectus. We have registered the shares of common stock covered by this prospectus for offer and sale by the selling shareholders so that those shares may be freely sold to the public by them. Registration of the shares of common stock covered by this prospectus does not mean, however, that those shares necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling shareholders of the securities. We will pay all costs, expenses and fees in connection with the registration of those shares of common stock, including fees of our counsel and accountants, fees payable to the Commission, and listing fees. We estimate those fees and expenses to be approximately $30,000. The selling shareholders will pay all underwriting discounts and commissions, brokers' commissions and agency fees, if any, attributable to the sale of the shares of common stock covered by this prospectus.

         The selling shareholders, including their pledgees, donees, transferees or other successors in interest, may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

         o on the New York Stock Exchange or such other market on which our stock may be listed or quoted;

         o        in privately negotiated transactions;

         o        through broker-dealers, who may act as agents or principals;

         o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o through one or more underwriters on a firm commitment or best-efforts basis;

         o        directly to one or more purchasers;

         o        through agents;

         o through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

         o        through short sales of the securities; and

         o        in any combination of the above.

         As described above, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of common stock covered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

         o purchases of the shares of common stock by a broker-dealer as principal and resales of the shares of common stock by the broker-dealer for its account pursuant to this prospectus;

         o        ordinary brokerage transactions; or

         o        transactions in which the broker-dealer solicits purchasers.

         At any time a particular offer of the shares of common stock covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the shares of common stock covered by this prospectus.

         In connection with the sale of the shares of common stock covered by this prospectus through underwriters, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of shares of common stock for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

         Our common stock is listed on The New York Stock Exchange under the symbol "RWY".

         The selling shareholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock covered by this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any profit on the sale of the securities by the selling shareholders and any discounts or commissions received by any of those underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act of 1933.

         We have agreed to indemnify the selling shareholders and each person or entity which participates as or may be deemed to be an underwriter in the offering or sale of those selling shareholders' shares of common stock against certain liabilities (and to contribute to payments in respect of those liabilities), including liabilities arising under the Securities Act of 1933. The selling shareholders, however, have agreed to indemnify us for certain liabilities arising out of information furnished to us on behalf of the selling shareholders for use in this prospectus.

         This prospectus covers resales of the 1,000,000 shares of common stock purchased by the selling shareholders and the 433,000 shares of common stock issuable upon exercise of outstanding warrants. The shares of common stock covered by this prospectus may also be sold in private transactions or under Rule 144 under the Securities Act of 1933 rather than pursuant to this prospectus.

                                  LEGAL MATTERS

         The validity of the shares of our common stock offered by this prospectus will be passed upon for us and the selling shareholders by Hodgson Russ LLP, Buffalo, New York.

                                     EXPERTS

         Our consolidated financial statements as of September 30, 2002 and 2001 and the related statements of income, shareholders' equity and cash flows for each of the years ended September 30, 2002, 2001 and 2000 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers, LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file proxy statements, annual, quarterly and special reports and other information with the SEC. You may read and copy at the prescribed rate, any document that we file with the SEC at its public reference room in Washington, DC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. You may call the SEC at 1-(800) SEC-0330 for further information about the public reference room. Our filings are also available at the SEC's website at http://www.sec.gov. Our public filing are also available for inspection at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10025. Our Internet address is http://www.rentway.com. The information on our website is not intended to be incorporated into this prospectus by reference and should not be considered part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate the information we file with them in this prospectus by reference. This means that we can disclose important information to you by referring you to their documents. Future filings made by us with the SEC are considered to automatically update this prospectus until this offering is completed. These future filings include periodic reports including Annual Reports on Forms 10-K, Quarterly Reports on Forms 10-Q, Current Reports on Form 8-K, as well as our proxy statements.

         We incorporate by reference into this prospectus the documents listed in the following table and any additional documents subsequently filed by us pursuant to Sections 13(a) or 14 of the Securities Exchange Act of 1934, as amended, until this offering is complete:


             OUR SEC FILINGS FILE NO. 0-22026                         PERIOD
      Annual Report on Form 10-K as amended on Form        Year ended September 30, 2002.
      10-K/A

      Quarterly Report on Form 10-Q as amended on          Quarter ended December 31, 2002.
      Form  10-Q/A

      Current Report on Form 8-K                           Filed on: October 11, 2002, December
                                                           5, 2002, December 19, 2002, December
                                                           20, 2002, January 10, 2003, February
                                                           4, 2003, February 24, 2003, February
                                                           25, 2003, March 25, 2003 and
                                                           March 31, 2003.

      Registration Statement on Form 8-A containing a      Filed September 30, 1998, including
      description of our common stock                      any amendments or reports filed
                                                           for the purpose of updating such
                                                           description.


         You can obtain at no cost any of the documents incorporated by reference in this prospectus from us, other than exhibits to those documents unless we specifically incorporated by reference this exhibit into this prospectus. You can request these documents by writing or by telephoning us at the following address and telephone number:

                               Investor Relations
                                 RENT-WAY, INC.
                                One RentWay Place
                            Erie, Pennsylvania 16505
                                 (814) 455-5378

         We will mail materials to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be incurred in connection with the offering are set forth below. The selling shareholders will not pay any expenses of the offering. All amounts are estimates except the SEC registration fee.

                 SEC registration fee..........................      $   461
                 Accounting fees and expenses..................        5,000
                 Legal fees and expenses.......................       20,000
                                                                     -------
                 Miscellaneous.................................        4,539
                                                                     -------
                        Total..................................      $30,000


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The provisions of Sections 1741 through 1750 of the Pennsylvania Business Corporation Law provide that a corporation shall have the power to indemnify any person who was or is threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a representative of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. To the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any action or proceeding or in defense of any claim, issue or matter therein, the corporation is required by the Pennsylvania Business Corporation Law to indemnify them against expenses actually and reasonably incurred by them in connection with their defense.

         Rent-Way's By-Laws provide that it shall indemnify its officers and directors against claims arising from actions taken in their official capacity except where the conduct giving rise to the claim is finally determined by a court or in arbitration to have constituted willful misconduct or recklessness or to have involved the receipt from Rent-Way of a personal benefit to which the officer or director was not entitled, or where the indemnification has been determined in a final adjudication to be unlawful. Rent-Way may create a fund, trust or other arrangement to secure the indemnification. In addition, Rent-Way is required to pay the expenses of defending the claim in advance of final adjudication upon the receipt of an undertaking by the officer or director to repay the advanced amounts if it is ultimately determined that the officer or director is not entitled to be indemnified. These provisions of the By-Laws are expressly permitted pursuant to the Pennsylvania Business Corporation Law.

ITEM 16.  EXHIBITS

EXHIBIT NO.       DESCRIPTION
----------        -----------


3.1 Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998).

3.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed July 2, 2001).

5.1(*)            Opinion of Hodgson Russ LLP.

10.1 Common Stock and Warrant Purchase Agreement among Rent-Way and Calm Waters Partnership, Walter H. Morris and Charles A. Paquelet (with form of warrant attached) (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

23.1(*)           Consent of Hodgson Russ LLP (included in Exhibit 5.1).

23.2(*)           Consent of PricewaterhouseCoopers, LLP.

24.1 Power of Attorney (included on signature page to this Registration Statement filed on January 15, 2003).


---------------
(*)      Filed herewith.



ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Rent-Way pursuant to the foregoing provisions or otherwise, Rent-Way has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against these liabilities, other than the payment by Rent-Way of expenses incurred or paid by a director, officer or controlling person of Rent-Way in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, Rent-Way will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         (b) Rent-Way also hereby undertakes that:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or event arising after the effective date of the Registration Statement, or the most recent post-effective amendment of the Registration Statement, which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

         Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports field with or furnished to the Commission by Rent-Way pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That for the purposes of determining any liability under the Securities Act, each such post-effective shall be deemed to be a new registration statement relating to the securities offered in that registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offer to sell those securities.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (c) Rent-Way hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Rent-Way's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of Rent-Way Exchange Act, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered in that registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offering of those securities.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, Rent-Way certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned who are duly authorized in the City of Erie, Commonwealth of Pennsylvania, on March 31, 2003.


                                      RENT-WAY, INC.

                                      By: /s/ William E. Morgenstern
                                          -------------------------------------
                                          William E. Morgenstern, Chairman of
                                          the Board and Chief Executive Officer




         In accordance with the requirements of the Securities Act, this Registration Statement was signed by the following persons in the capacities and on the date stated.


         SIGNATURE                                 TITLE                                DATE
         ---------                                 -----                                ----
/s/ William E. Morgenstern          Chairman of the Board, Chief Executive         March 31, 2003
 -----------------------------      Officer and Director (Principal Executive
William E. Morgenstern              Officer)

/s/ William A. McDonnell            Vice President, Chief Financial Officer        March 31, 2003
------------------------------      (Principal Financial Officer)
William A. McDonnell

/s/ John A. Lombardi                Vice-President, Corporate Controller and       March 31, 2003
------------------------------      Chief Accounting Officer (Principal
John A. Lombardi                    Accounting Officer)

*                                   Director                                       March 31, 2003
------------------------------
Gerald A. Ryan

*                                   Director                                       March 31, 2003
------------------------------
John W. Higbee

*                                   Director                                       March 31, 2003
------------------------------
Robert B. Fagenson

*                                   Director                                       March 31, 2003
------------------------------
Marc W. Joseffer

*                                   Director                                       March 31, 2003
------------------------------
William Lerner

*                                   Director                                       March 31, 2003
------------------------------
Jacqueline Woods

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officers.

                                              By: /s/ William E. Morgenstern
                                                  ---------------------------
                                                  William E. Morgenstern
                                                  Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT NO.       DESCRIPTION
-----------       -----------

3.1 Articles of Incorporation of the Company, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998).

3.2 By-Laws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, filed July 2, 2001).

5.1(*)            Opinion of Hodgson Russ LLP.

10.1 Common Stock and Warrant Purchase Agreement among Rent-Way and Calm Waters Partnership, Walter H. Morris and Charles A. Paquelet (with form of warrant attached) (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

23.1(*)           Consent of Hodgson Russ LLP (included in Exhibit 5.1).

23.2(*)           Consent of PricewaterhouseCoopers, LLP.

24.1 Power of Attorney (included on signature page to this Registration Statement filed on January 15, 2003).

---------------

(*)      Filed herewith.